Exhibit 10.1

May 27, 2021

CONFIDENTIAL

Ross DiMaggio, CEO

PhoneBrasil International Inc. c/o Nason Yeager Gerson Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, FL 33410

Re:	Amendment to Letter of Intent re: Proposed Acquisition and Financing

Dear Mr. Dimaggio,

Reference is made to that certain letter of intent dated March 8, 2021 by and among PhoneBrasil International Inc., DR Shell LLC, Mikab Corporation and Novation Enterprises, LLC (the “Agreement”). The Agreement is hereby amended by adding the following provisions as paragraph 16, which provisions shall be binding on the parties in all respects and shall survive termination or expiration of the Agreement:

“16. Exclusivity.

(a) No Solicitation. Without limitation of such parties’ other obligations under this letter of intent, each of Mikab and Novation agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, consolidation, reorganization, share exchange, sale of all or substantially all of its assets or membership interests or capital stock, or similar transaction, regardless of whether member or shareholder approval is required (any, a “Transaction”).

(b) Recommendation of Managers or Board of Directors. If the managers or board of directors of Mikab and/or Novation receive a Superior Proposal, as defined below, which such party(ies) must consider pursuant to state law as advised in writing by its counsel, and such party’s managers or board of directors are required by state law to submit such Superior Proposal to its members or shareholders, the managers or board of directors shall submit such Superior Proposal without recommendation.

(c) Definition of Superior Proposal. “Superior Proposal” means with respect to either or both of Mikab and Novation, a written proposal made by a third party which is for (I) (i) a Transaction involving such party(ies) as a result of which either (A) Mikab and/or Novation’s members or shareholders prior to such transaction (by virtue of their ownership of such party’s equity) in the aggregate own at least 40% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the managers or board of directors of Mikab and/or Novation prior to such transaction constitute a majority of the managers, board of directors or similar authority of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of any of the assets of Mikab and/or Novation or subsidiaries outside of the ordinary course of business in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a third party of beneficial ownership of 40% or more of the membership interests or capital stock of Mikab and/or Novation in a Transaction , and which is (II) otherwise on terms which the managers, board of directors or similar authority of such third party in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the Transaction and the third party proposing the Transaction, (i) would, if consummated, result in a transaction that is more favorable to its members or shareholders (in their capacities as members or shareholders), from a financial point of view, than the transactions contemplated by this letter and (ii) is reasonably capable of being completed.

(d) Break-Up Fee. In the event that the closing of the Merger fails to occur and within 12 months after termination of negotiations either or both of Mikab and Novation accept a Superior Proposal, or if either or both such parties accept a Superior Proposal from a third party with which such party(ies), directly or indirectly, had communications within such 12 month period, whichever of Mikab and/or Novation that accepts a Superior Proposal shall immediately pay Public Shell a break-up fee of $75,000 (or if both Mikab and Novation accept a Superior Proposal they shall jointly and severally pay a break-up fee of $75,000 to Public Shell) to compensate Public Shell for its expenses including professional fees, management time and the lost opportunity and profit potential.

Capitalized terms used but not otherwise defined in this amendment shall have the meanings assigned thereto in the Agreement. This amendment shall become effective on the date first written above. In the event of any conflict between the Agreement and this amendment, the terms as contained in this amendment shall control. In all other respects the Agreement is hereby ratified and confirmed.

Sincerely,

Mikab Corporation		Novation Enterprises

By:	/s/ Brian Weis	By:	/s/ P. Kelley Dunne
Name:	Brian Weis	Name:	P. Kelley Dunne
Title:	Chief Executive Officer	Title:	CEO

ACCEPTED AND AGREED:

PhoneBrasil International Inc.		DR Shell LLC

By:	/s/ Ross DiMaggio	By:	/s/ Ross DiMaggio
Name:	Ross DiMaggio	Name:	Ross DiMaggio
Title:	Chief Executive Officer	Title:	Chief Executive Officer